Exhibit 2

JOINT FILING AGREEMENT

The undersigned agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, the statement dated June 25, 2007 containing the information required by Schedule 13D, relating to the common stock of Children’s Internet, Inc. on behalf of the undersigned.

Dated: June 25, 2007	The Children’s Internet Holding Company, LLC

	By:	/s/ Richard J. Lewis
	Name:	Richard J. Lewis
	Title:	Managing Member

Dated: June 25, 2007	/s/ Richard J. Lewis
Richard J. Lewis